Exhibit 5.1

May 29, 2014

Board of Directors

Midway Gold Corp.

8310 South Valley Highway, Suite 280

Englewood, CO 80112, U.S.A

Dear Sirs/Mesdames:

Re:	Midway Gold Corp. (“Midway) – Prospectus Supplement dated May 29, 2014

We have acted as special British Columbia counsel for Midway, a British Columbia company. We refer to Midway’s registration statement on Form S-3 (the “Registration Statement”) filed on October 17, 2012 with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”) and brought effective on November 14, 2012 and to the Prospectus dated November 14, 2012 included therein on the date of effectiveness, as subsequently amended pursuant to the rules and regulations of the SEC under the Act (the “Prospectus”).

We are furnishing this opinion at your request in connection with Midway’s prospectus supplement dated May 29, 2014 to the Prospectus (the “Prospectus Supplement”), relating to the offering of 33,133,100 common shares of Midway (the “Offered Shares”).

In connection with this opinion, we have examined the Registration Statement, the Prospectus and the Prospectus Supplement, and such matters of fact and questions of law as we have considered appropriate for purposes of this letter.

We are qualified to carry on the practice of law in the Province of British Columbia. Our opinion below is expressed only with respect to the laws of the Province of British Columbia and the federal laws of Canada applicable therein; we express no opinion with respect to the laws of any other jurisdiction.

Assumptions

Our opinion expressed herein is based on the following assumptions:

(a)	the Registration Statement, as finally amended (including all necessary post-effective amendments), has been declared effective under the Act and such effectiveness will not have been terminated or rescinded;

(b)	the Prospectus and the Prospectus Supplement have been prepared and filed in compliance with the Act and the applicable rules and regulations thereunder;

(c)	all Offered Shares will be offered, issued and sold, as applicable, in compliance with applicable United States federal and state securities laws and in the manner stated in the Registration Statement, the Prospectus and the Prospectus Supplement;

(d)	the underwriting agreement dated May 29, 2014 (the “Underwriting Agreement”) between Midway, RBC Dominion Securities Inc., Haywood Securities Inc., Canaccord Genuity Corp. and Cormark Securities Inc. (collectively, the “Underwriters”) will have been duly authorized, executed and delivered by Midway and the Underwriters, and will constitute legally valid and binding obligations of Midway and the Underwriters, enforceable against each of them in accordance with its terms;

(e)	the documents reviewed and relied upon in giving this opinion are true and correct copies of the original documents, and the signatures on such documents are genuine;

(f)	the persons executing the documents examined by us have the legal capacity to execute such documents;

(g)	the terms of the Offered Shares and of their issuance and sale have been duly established so as not to violate any applicable law, or result in a default under or breach of any agreement or instrument binding upon Midway, and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over Midway; and

(h)	Midway will have received the agreed upon consideration for the issuance of the Offered Shares and such Offered Shares will have been delivered by or on behalf of Midway against payment therefor and

(i)	the Offered Shares will have been duly certificated, executed, delivered, countersigned and registered, as applicable, in accordance with the provisions of Midway’s constating documents.

Opinion

Subject to the foregoing and the other matters set forth herein, we are of the opinion that, as of the date hereof, the Offered Shares, when issued in accordance with the provisions of the Underwriting Agreement will be duly authorized, validly issued, fully paid and non-assessable.

Yours truly,

MILLER THOMSON LLP

“Miller Thomson LLP” (signed)